UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8–K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Departure of President/CEO

Election of President and Vice President

Date of report (Date of earliest event reported) January 17, 2014

KAVILCO INCORPORATED
(Exact Name of Registrant as Specified in Charter)

Alaska	811–6027	92–0045958
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 University Street, Suite 3010, Seattle, Washington	98101–1129
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (206) 624-6166

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))
o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Letter sent to Shareholders:

January 17, 2014

Sadly, the Kavilco Board of Directors and staff would like to notify its shareholders of the passing of Louis A. Thompson, President/CEO of Kavilco Incorporated. Services have not yet been arranged. We will notify shareholders of the arrangements and family wishes on the Kavilco website, www.kavilco.com, and on the Kavilco Incorporated Facebook page once that information becomes available.

The Kavilco Board of Directors has elected Louis Jones, Sr. as President and Marie K. Miller as Vice President of Kavilco Incorporated and would like to assure its shareholders that policies and procedures are in place during this transition.

If you have any questions or concerns, please contact the office at 1-800-786-9574.

Yours very truly,

Kavilco Board of Directors

IN MEMORY OF LOUIS A. THOMPSON

(picture of Louis A. Thompson)

President/CEO Louis A. Thompson passed away on January 8, 2014. Louis' name is synonymous with Kavilco and he will be greatly missed. Louie, as he was known to his family and friends, was born in 1936 to Agnes Rose Young and Louis Thompson. He was raised in Kasaan, Alaska and was given two Haida names: Xie'n Skinai, which comes from Daxien Skinai, "owner of a large bay," and La'na Ki'ngel, "the chief that looks at his village."

When Kavilco was established by the Alaska Native Claims Settlement Act in 1972, Louie was present as one of Kasaan's representatives. When Kavilco's Articles of Incorporation were signed in 1973, Louie signed his name along with Willard L. Jones, Robert I. Olsen, Rosemarie Young Trambitas and Robert R. Young. He served as interim Board President in 1972 and was elected President of Kavilco in 1973. He was hired as Field Operations Manager in 1975. He oversaw ITT Rayonier's purchase of approximately 100 million board feet of timber in 1980; Kavilco's commitment to improve conditions in Kasaan in the 1980s; he negotiated a lease with Alaska Power & Telephone to build a tower on top of Kasaan Mountain to bring wireless technology to Kasaan.

Kavilco remained especially concerned with the issues that impacted the protection of its Haida culture and heritage. Louie was present during the extensive survey of the Old Kasaan site in 1981 and its potential for restoration. Through his efforts, the most cherished symbol of Kasaan's history, Chief Son-I-Hat's Whale House and Totem Park was designated a National Historic Place in 2002, opening the door to grants and funding. He helped to write the National Park Service grant that Kavilco received towards the Whale House restoration.

Kasaan always brought back a lot of memories for Louie and he loved to share them. Louie consented to audio recordings in 2007 and recalled names, genealogies, places, and the colorful residents of Kasaan in its heyday. Few people can recall the history of this little town like Louie Thompson.

Louie is survived by his wife Annette and children Caron (Bill), Erik, John (Suzy), Kristina (Patrick) and by his grandchildren Amanda, Sophia, Chris (Missy), Abbot, Matthew (Jessica), Logan, Willow, Jessica (Tyson), Trevyn, Brandon (Chelsea), Hailey, Bug (Jeff). Louie was preceded in death by his Dad and Mom, his sister Val and granddaughter Aubrey.

Louie loved living as a snowbird in Palm Springs where he loved being in the sun and warmth. Louie and Annette traveled the world three times when they went to meet Annette's family in Molde, Bergen, and Norway. This is a great loss to Louie's family in Wrangell, in California, and in various towns in Alaska, and by his many friends around the U.S. and Canada.

HA'W'AA Louie Thompson. You will never be forgotten.

NOTE:

Election for President and Vice President of Kavilco took place on January 17, 2014. The Results were as follows: Nominee(s) for President
Louis L. Jones, Sr., Unanimous Support by All Members of the Board, No Other Nominees. This result left an opening for Vice President. Compensation, if any, to be determined.
Nominee(s) for Vice President
Marie K. Miller, Unanimous Support by All Members of the Board, No Other Nominees. Compensation, if any, to be determined.

Signature
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kavilco Incorporated

Date: January 17, 2014	By: /s/ Louis L. Jones, Sr. Louis L. Jones, Sr. President